SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                ----------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           Lighthouse Fast Ferry, Inc.
                           ---------------------------
                                (Name of Issuer)



                                  Common Stock
                                  ------------
                         (Title of Class of Securities)



                                    532231107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
      ---------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |X|  Rule 13d-1(d)



                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 532231107                                           Page 2 of 6 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Joseph Giamanco
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   1,660,000
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                None
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                1,660,000
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,660,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.0%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer:

Lighthouse Fast Ferry, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

195 Fairfield Avenue, Suite 3C
West Caldwell, New Jersey 07006

Item 2(a).  Name of Person Filing:

Joseph Giamanco

Item 2(b).  Address of Principal Business Office or, if None, Residence:

4 White Rock Terrace
Holmdel, New Jersey 07733

Item 2(c).  Citizenship:

New York

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

532231107

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|  Broker or Dealer Registered Under Section 15 of the Act
                       (15 U.S.C. 78o)

            (b)   |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c)

            (c)   |_|  Insurance Company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c)

            (d)   |_|  Investment Company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|  Investment Adviser in accordance withss.
                       240.13d-1(b)(1)(ii)(E)

            (f)   |_|  Employee benefit plan or endowment fund in accordance
                       withss.240.13d-1(b)(1)(ii)(F)

            (g)   |_|  Parent Holding Company or control person in accordance
                       withss.240.13d-1(b)(ii)(G)

            (h)   |_|  Savings Association as defined inss.3(b) of the Federal
                       Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|  Church plan that is excluded from the definition of an
                       investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|  Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)   Amount beneficially owned:  1,660,000

            (b)   Percent of class:  9.0%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  1,660,000

                  (ii)  Shared power to vote or to direct the vote:  None

                  (iii) Sole power to dispose or to direct the disposition
                        of:  1,660,000

                  (iv) Shared power to dispose or to direct the disposition of: None

Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                      June 10, 2002
                                    ------------------------------
                                        Date


                                      /s/ Joseph Giamanco
                                    ------------------------------
                                        Joseph Giamanco